Filed pursuant to Rule 424(b)(3)
Registration Statement No. 333-261784
Prospectus Supplement No. 4
(To Prospectus dated December 30, 2021)
INNOVID CORP.

This prospectus supplement updates, amends and supplements the prospectus dated December 30, 2021 (the “Prospectus”), which forms a part of our Registration Statement on Form S-1 (Registration No. 333-261784). Capitalized terms used in this prospectus supplement and not otherwise defined herein have the meanings specified in the Prospectus.
This prospectus supplement is being filed to update, amend, and supplement the information included in the Prospectus with the information contained in our Current Report on Form 8-K filed with the U.S. Securities and Exchange Commission on July 8, 2022, which is set forth below.
This prospectus supplement is not complete without the Prospectus. This prospectus supplement should be read in conjunction with the Prospectus, which is to be delivered with this prospectus supplement, and is qualified by reference thereto, except to the extent that the information in this prospectus supplement updates or supersedes the information contained in the Prospectus. Please keep this prospectus supplement with your Prospectus for future reference.
Innovid Corp.’s common stock are listed on the New York Stock Exchange under the symbol “CTV.” On July 7, 2022, the closing sale price of our Common Stock was $1.89 per share.
Investing in shares of our Common Stock or warrants involves risks that are described in the “Risk Factors” section beginning on page 5 of the Prospectus.
Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.
The date of this prospectus supplement is July 8, 2022

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 1, 2022

Innovid Corp.
(Exact name of registrant as specified in its charter)

Delaware	001-40048	87-3769599
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

30 Irving Place, 12th Floor
New York, NY 10003
(Address of principal executive offices) (Zip Code)
(212) 966-7555
(Registrant’s telephone number, include area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:
Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.0001 per share	CTV	New York Stock Exchange
Warrants to purchase one share of common stock, each at an exercise price of $11.50 per share	CTVWS	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 1, 2022, Steven Cakebread notified Innovid Corp. (the “Company”) of his resignation for personal reasons from the Board of Directors (the “Board”) and Audit Committee of the Board, effective July 8, 2022 (the “Effective Date”)

On July 7, 2022 the Board elected Brian Hughes as a Class I director of the Company, effective on the Effective Date, for a term expiring at the annual meeting of shareholders in 2025 or until his earlier death, resignation or removal. In addition, the Board appointed Mr. Hughes to serve on the Audit Committee of the Board (the “Audit Committee”) as Audit Committee Chair to fill the vacancy created by Mr. Cakebread’s resignation.

Mr. Hughes, age 63, currently serves as a Director of Bentley Systems (Nasdaq: BSY), CompoSecure, Inc. (Nasdaq: CMPO) and Omnilit Acquisition Corp (Nasdaq: OLITU). Mr. Hughes was previously an audit partner, the national private markets group leader, and venture capital co-leader at KPMG LLP where he worked from 2002 to 2019 and an audit partner at Arthur Andersen where he worked from 1981 to 2002. Mr. Hughes received a Master’s in Business Administration and a Bachelor of Science in Economics and Accounting from the Wharton School, University of Pennsylvania. Mr. Hughes was chosen to serve on the Board because of his financial expertise, extensive accounting, auditing and venture capital experience as well as his experience as a director and advisor of other companies.

In connection with his appointment to the Board, the Board determined that Mr. Hughes is independent under the independence standards of the New York Stock Exchange (the “NYSE”) and is independent under the rules of the NYSE and the Securities Exchange Commission (the “SEC”) for purposes of service on the Audit Committee. There are no arrangements or understandings between Mr. Hughes and any other person pursuant to which he was selected as a director, and there are no relationships or transactions in which Mr. Hughes has an interest requiring disclosure under Item 404(a) of Regulation S-K currently contemplated or since the beginning of the last fiscal year. As non-employee directors of the Company, Mr. Hughes will participate in the compensation program for non-employee directors as described under the heading “Director Compensation” in the Company's definitive proxy statement on Schedule 14A, filed with the SEC on April 27, 2022 (the “Director Compensation Program”). In addition, Mr. Hughes received a special award in the form of a number of Restricted Stock Units equal to the Pro-Rated Annual RSU Award divided by the Reference Price (as defined in the Director Compensation Program), subject to the terms of the Equity Plan (as defined in the Director Compensation Program). The Company also entered into its standard indemnification agreement for directors and officers with Mr. Hughes.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No	Description
99.1	Press Release dated July 8, 2022 by Innovid Corp.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INNOVID CORP.

Date: July 8, 2022	By:	/s/ Tanya Andreev-Kaspin
	Name:	Tanya Andreev-Kaspin
	Title:	Chief Financial Officer